UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2024

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

The information contained in Item 2.02 of this Current Report on Form 8-K, including the text of the press release attached as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in Items 2.02 and 9.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On August 1, 2024, WW International, Inc. (the “Company”) issued a press release announcing its financial results for its fiscal quarter ended June 29, 2024. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On July 27, 2024, in connection with the strategic streamlining of its operational structure to optimize its clinical and behavioral product portfolio and its cost-savings initiative, the Company committed to a plan of reduction in force that will result in the elimination of certain positions and the termination of employment for certain employees worldwide (the “Restructuring Plan”). The Company anticipates recording restructuring charges that it currently estimates will range between $12.0 million to $15.0 million in the aggregate with respect to employee termination benefit costs, which are expected to consist primarily of general and administrative expenses. These charges are expected to be recorded in the second half of fiscal 2024. Substantially all of the costs arising from the Restructuring Plan are expected to result in cash expenditures related to separation payments and other employee termination expenses. The Company expects the Restructuring Plan to be fully executed by the end of fiscal 2025.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2024, in connection with the Restructuring Plan, the Compensation and Benefits Committee of the Board of Directors of the Company approved the elimination of the position of Chief Technology Officer effective August 9, 2024 and the related departure from the Company of Pierre-Olivier Latour, the Company’s current Chief Technology Officer. Mr. Latour will cease providing services to the Company on August 9, 2024 (the “Leave Date”) and his employment will be terminated effective October 31, 2024 (the “Departure Date”, and such period between the Leave Date and the Departure Date, the “Leave Period”). In connection with his departure from the Company, on July 31, 2024, Mr. Latour entered into an agreement with a subsidiary of the Company regarding the termination of his employment (the “Agreement”). The material terms of the Agreement are as follows: (i) during the Leave Period, the continued payment of his base salary as of the Leave Date, such amount not to exceed $137,9791 in the aggregate, and the continued provision of his contractual benefits and (ii) the payment of an aggregate cash amount of up to $427,2892 to be paid in substantially equal installments via salary continuation over a 9-month period following his Departure Date. All of Mr. Latour’s unvested equity awards as of the Departure Date will be forfeited. Mr. Latour is subject to covenants with respect to non-competition and non-solicitation of employees of the Company for one year following the Departure Date as well as with respect to confidentiality for perpetuity. In the Agreement, Mr. Latour released all claims against the Company and all of its affiliates, related entities, predecessors and successors.

1.	CHF 121,375 converted to U.S. dollars using the applicable exchange rate on July 31, 2024.
2.	CHF 375,870 converted to U.S. dollars using the applicable exchange rate on July 31, 2024.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

Exhibit 99.1	Press Release dated August 1, 2024.

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: August 1, 2024	By:	/s/ Heather Stark
	Name:	Heather Stark
	Title:	Chief Financial Officer

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